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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Alpert                               Robert
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   (Last)                           (First)             (Middle)

333 Clay Avenue, Suite 4150
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                                    (Street)

Houston                              Texas               77002
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   (City)                           (State)              (Zip)

Aviation Sales Company  (AVS)
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2.   Issuer Name and Ticker or Trading Symbol



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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


September 1999
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4.   Statement for Month/Year



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5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                          6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.001 per share  09/20/99        P       --      5,000   (A)     22.500                      (I)     by A&B Investors,
                                                                                                               Inc.
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.001 per share  09/20/99        P       --      2,500   (A)     20.125                      (I)     by spouse
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,                                                                                                  by The Alpert
                                                                                                               Family
par value $.001 per share  09/23/99        P       --      57,500  (A)     21.110                      (I)     Foundation
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.001 per share  09/28/99        P       --      20,000  (A)     20.267     2,457,000        (I)     by A&B Investors,
                                                                                                               Inc.
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.001 per share  10/02/99        P       V       35,000  (A)     15.165                      (I)     by A&B Investors,
                                                                                                               Inc.
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.001 per share  10/02/99        P       V       65,000  (A)     15.165     2,557,000        (I)     by Wildwood Capital
                                                                                                               Company
==================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                                    10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

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==================================================================================================================================

Explanation of Responses:

        /s/ Robert Alpert                                       10/07/99
---------------------------------------------            ----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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